UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange act of 1934

Date of Report (Date of earliest event reported): October 7, 2011

LinkedIn Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35168	47-0912023
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2029 Stierlin Court

Mountain View, CA 94043

(Address of Principal Executive Offices including Zip Code)

(650) 687-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

In connection with recent acquisition agreements entered into on October 3, 2011 and October 7, 2011, LinkedIn Corporation (the “Company”) agreed to issue up to an aggregate of 162,928 shares of its Class A common stock to the equity holders of certain target companies (the “Target Companies”) as a portion of the consideration for all of the outstanding equity of the Target Companies. The final number of shares of the Company’s Class A common stock to be issued in connection with the acquisitions is subject to reduction based on (i) purchase price adjustment provisions, (ii) continuing service obligations to the Company of certain equity holders of the Target Companies, and (iii) whether any losses are incurred by the Company in connection with the acquisitions that are subject to the indemnification obligations of the Target Companies’ equity holders after the closings of the acquisitions. As a result of the execution of the acquisition agreement on October 7, 2011, the aggregate maximum number of unregistered shares that the Company has agreed to issue in connection with the acquisitions exceeds 1% of the Company’s outstanding Class A common stock.

The proposed issuance of shares of the Company’s Class A common stock to equity holders of the Target Companies in accordance with the terms and subject to the conditions set forth in the acquisition agreements will be made in reliance on the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the equity holders of the Target Companies relative to their accreditation and/or sophistication (alone or when taken together with their purchaser representatives, as applicable) and/or their relationship to the company, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the equity holders of the Target Companies being issued Class A common stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2011	By:	/s/ Erika Rottenberg
Erika Rottenberg
Vice President, General Counsel and Secretary